Exhibit 99.1

January 31, 2014

Re: Update on Wells Real Estate Fund VIII, L.P., including 2013 estimated valuations

Dear Custodian or Plan Trustee:

We would like to take this opportunity to provide you with the 2013 estimated unit values for Wells Real Estate Fund VIII, L.P.

The estimated unit valuations for Wells Real Estate Fund VIII, L.P., are as follows:

		“A” Units			“B” Units
	Original Unit Price	12/31/2012 Estimated Unit Value	Net Sale Proceeds Distributed in 2013*	12/31/2013 Estimated Unit Value	12/31/2012 Estimated Unit Value	Net Sale Proceeds Distributed in 2013*	12/31/2013 Estimated Unit Value

Fund VIII	$10.00	$2.58	$0.87	$1.85	$2.21	$0.73	$1.82
*These amounts are intended to represent the per-unit distributions received by limited partners who purchased their units directly from the Fund in the original public offering of units.

The Fund’s final remaining properties were sold in 2013. The values were impacted positively because the 305 Interlocken property was sold for more than its Estimated Value at the end of 2012.

The segregation of estimated valuations for “Cash-Preferred” and “Tax-Preferred” Units was achieved by virtue of a calculation in accordance with a predetermined order of distribution of sale proceeds in regard to class status outlined in the partnership agreement. The estimated valuations are intended to be an estimate of the distributions that would be made to limited partners who purchased their units directly from the Fund in the original public offering of units, taking into account conversion elections as provided for in the partnership agreement.

The remaining cash reserves will be used to fund expenses and obligations of the Fund, including but not limited to legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreement, and other administrative expenses. We anticipate making a final liquidating distribution of any unused reserves to the limited partners and dissolving the Fund in the second quarter of 2014.

For more detailed information, please refer to the most recent Form 8-K of Wells Real Estate Fund VIII, L.P., filed with the Securities and Exchange Commission. You can find the filing at www.SEC.gov.
If you have any questions, please contact a Client Services Specialist at 800-557-4830.

Continued on reverse

14911 Quorum Drive, Suite 200A, Dallas, TX 75254

Sincerely,

Randy Simmons
Chief Operating Officer

Disclosures
Certain statements contained in this correspondence other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities.Exchange Act of 1934. Such statements include, in particular, statements about future performance and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that this report is filed with the Securities and Exchange Commission. Neither the partnership nor the general partners make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. Actual results could differ materially from any forward-looking statements contained in this correspondence. This is neither an offer nor a solicitation to purchase securities.